Exhibit 99.1

Nucor Reports Results for Fourth Quarter and Year Ended 2017

CHARLOTTE, N.C., Jan. 30, 2018 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $383.9 million, or $1.20 per diluted share, for the fourth quarter of 2017. By comparison, Nucor reported consolidated net earnings of $254.9 million, or $0.79 per diluted share, for the third quarter of 2017 and $159.6 million, or $0.50 per diluted share, for the fourth quarter of 2016.

Nucor reported consolidated net earnings of $1.32 billion, or $4.10 per diluted share, for fiscal 2017 compared to $796.3 million, or $2.48 per diluted share for fiscal 2016.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the fourth quarter and full year 2017 and 2016 (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
Steel mills	$ 349,958	$ 321,270	$ 2,084,203	$ 1,724,168
Steel products	74,849	52,079	206,805	249,970
Raw materials	26,721	(18,881)	129,296	(95,121)
Corporate/eliminations	(129,287)	(99,428)	(670,347)	(580,358)
	$ 322,241	$ 255,040	$ 1,749,957	$ 1,298,659

Included in the fourth quarter of 2017 results was a net benefit of $175.2 million, or $0.55 per diluted share, related to the impacts of U.S. federal tax legislation enacted in the fourth quarter of 2017. Future expenses or benefits related to the new legislation may need to be recorded as additional guidance and clarification of certain aspects of the legislation are provided, but cannot be estimated at this time. Third quarter of 2017 results included a net benefit totaling $13.2 million, or $0.04 per diluted share, related to tax return true-ups and state credits. Also included in the third quarter of 2017 earnings was an expense of $22.5 million, or $0.05 per diluted share, related to certain legal matters. Included in the fourth quarter of 2016 results were the effects of a change in estimate related to the cost of certain inventories that resulted in a benefit of $77.6 million, or $0.16 per diluted share.

Nucor's consolidated net sales decreased 2% to $5.09 billion in the fourth quarter of 2017 compared with $5.17 billion in the third quarter of 2017 and increased 29% compared with $3.96 billion in the fourth quarter of 2016. Average sales price per ton was comparable with the third quarter of 2017 and increased 14% compared to the fourth quarter of 2016. Total tons shipped to outside customers were 6,542,000 tons in the fourth quarter of 2017, a 1% decrease from the third quarter of 2017 and an increase of 13% from the fourth quarter of 2016. Total fourth quarter steel mill shipments decreased 2% from the third quarter of 2017 and increased 18% from the fourth quarter of 2016. Fourth quarter downstream steel products shipments to outside customers decreased 3% from the third quarter of 2017 and increased 13% from the fourth quarter of 2016.

For fiscal 2017, Nucor's consolidated net sales increased 25% to $20.25 billion, compared with $16.21 billion for fiscal 2016. Total tons shipped to outside customers in fiscal 2017 were 26,492,000, an increase of 9% from fiscal 2016, while average sales price per ton increased 15%.

The average scrap and scrap substitute cost per ton used in the fourth quarter of 2017 was $317, unchanged from the third quarter of 2017 and a 34% increase compared to $236 in the fourth quarter of 2016. The average scrap and scrap substitute cost per ton used for the full year 2017 was $307, a 35% increase from $228 in for the full year 2016.

Overall operating rates at our steel mills decreased to 81% in the fourth quarter of 2017 as compared to 83% in the third quarter of 2017 and increased compared to 72% in the fourth quarter of 2016. Steel mill operating rates for the full year 2017 increased to 85% as compared to 78% for the full year 2016.

Total steel mill energy costs in the fourth quarter of 2017 decreased approximately $2 per ton compared to the third quarter of 2017 and decreased approximately $1 compared to the fourth quarter of 2016. The decrease from the third quarter of 2017 was due to lower electricity unit costs and the decrease from the fourth quarter of 2016 was due to improved steel mill productivity as well as lower unit costs for electricity and natural gas. Energy costs for the full year 2017 increased approximately $1 per ton from the full year 2016 due to higher unit costs for electricity and natural gas.

Our liquidity position remains strong with $999.1 million in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until April 2021.

In November, Nucor announced that it will build a full-range merchant bar quality (MBQ) mill at its existing steel mill located in Bourbonnais, Illinois. The MBQ mill is expected to have an annual capacity of approximately 500,000 tons and to cost $180 million. We anticipate the project will take approximately two years to complete. This project will allow Nucor to fully utilize the Company's existing bar mill by optimizing its melt capacity and infrastructure. It will also take advantage of a scrap supply that is currently abundant in the region, as well as the Company's commercial footprint in the central United States.

Also in November, Nucor announced that it will build a rebar micro mill in Sedalia, Missouri, about 90 miles east of Kansas City. This project represents at least $250 million in new investments. The new micro mill is expected to start-up in 2019 pending the final approval and awarding of state and local incentives as well as required permits and regulatory approvals. Rebar supply to the Kansas City, upper Midwestern and Plains markets currently travels long distances, giving the micro mill in Sedalia a logistical advantage. This location will also allow the company to take advantage of the scrap supply that is currently abundant in the immediate area provided by Nucor's scrap business, The David J. Joseph Company.

In December, Nucor's board of directors declared a cash dividend of $0.38 per share payable on February 9, 2018 to stockholders of record on December 29, 2017. This dividend is Nucor's 179th consecutive quarterly cash dividend, and it marks 45 consecutive years of an increased base dividend.

Imports continue to negatively impact the U.S. steel industry. Total steel imports in 2017 increased by more than five million net tons, or 15.5%, compared to 2016. Additionally, finished steel imports accounted for an estimated 27% share of the U.S. market. Along with other domestic steel producers, Nucor continues to pursue trade cases to combat unfairly traded imports. In 2017, the United States Department of Commerce made several rulings imposing duties on additional steel products that are favorable to the domestic steel industry. In December, the Commerce Department made a preliminary determination that corrosion-resistant and cold-rolled steel from Vietnam that originated in China evaded U.S. anti-dumping and anti-subsidy orders. As a petitioner in the case, Nucor believes the preliminary determination is an important step in fighting efforts to circumvent trade duties. A final determination is expected to be announced in the next few months. We are encouraged by the steady progress that we are achieving through the prosecution of product and country specific trade cases, although the process is still slower than we believe is appropriate. We attribute this success to date to the overwhelming evidence that many foreign competitors receive support from illegal subsidies.

The profitability of the steel mills segment in the fourth quarter of 2017 decreased from the third quarter of 2017 due to margin compression as imports, which surged in the summer of 2017, continued to work through to our end markets. Weakness in plate steel negatively impacted the earnings of the steel mills segment in the fourth quarter of 2017 as compared to the third quarter of 2017. The performance of the steel products segment during the fourth quarter of 2017 improved compared to the third quarter of 2017. The performance of the raw materials segment in the fourth quarter of 2017 was better compared to the third quarter of 2017 due to the improved performance of our direct reduced iron facilities.

Earnings in the first quarter of 2018 are expected to increase compared to the fourth quarter of 2017, exclusive of the benefit recorded in the fourth quarter of 2017 related to tax reform. We believe there is significant optimism in steel end use markets and are encouraged by positive pricing momentum building throughout the quarter for all of our steel mill products. Coupled with these positive trends, first quarter of 2018 results will be negatively impacted by higher scrap prices and weather related interruptions at some of our sheet mills. We expect decreased earnings in the steel products segment due to typical seasonality. We expect earnings in our raw materials segment in the first quarter of 2018 to improve compared to the fourth quarter of 2017.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 30, 2018 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2017	Dec. 31, 2016	Percentage Change	Dec. 31, 2017	Dec. 31, 2016	Percentage Change
Steel mills total shipments:
Sheet	2,566	2,225	15%	10,607	9,735	9%
Tubular products	225	86	162%	917	86	966%
Bars	1,982	1,794	10%	8,009	7,307	10%
Structural	557	511	9%	2,295	2,332	-2%
Plate	556	471	18%	2,300	2,041	13%
Other	173	64	170%	590	440	34%
	6,059	5,151	18%	24,718	21,941	13%

Sales tons to outside customers:
Steel mills	4,998	4,400	14%	20,618	18,846	9%
Joist	140	123	14%	472	445	6%
Deck	128	110	16%	457	442	3%
Cold finished	126	98	29%	487	426	14%
Fabricated concrete
reinforcing steel	285	258	10%	1,142	1,115	2%
Other	865	826	5%	3,316	3,035	9%
	6,542	5,815	13%	26,492	24,309	9%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended

	Dec. 31, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Net sales	$ 5,092,328	$ 3,956,538	$ 20,252,393	$ 16,208,122

Costs, expenses and other:
Cost of products sold	4,571,760	3,513,112	17,682,986	14,182,215
Marketing, administrative and other expenses	168,102	156,082	687,531	596,761
Equity in earnings of unconsolidated affiliates	(11,860)	(8,525)	(41,661)	(38,757)
Interest expense, net	42,085	40,829	173,580	169,244
	4,770,087	3,701,498	18,502,436	14,909,463
Earnings before income taxes and
noncontrolling interests	322,241	255,040	1,749,957	1,298,659
Provision for income taxes	(72,853)	79,855	369,386	398,243
Net earnings	395,094	175,185	1,380,571	900,416
Earnings attributable to
noncontrolling interests	11,203	15,546	61,883	104,145
Net earnings attributable to
Nucor stockholders	$ 383,891	$ 159,639	$ 1,318,688	$ 796,271

Net earnings per share:
Basic	$1.20	$0.50	$4.11	$2.48
Diluted	$1.20	$0.50	$4.10	$2.48

Average shares outstanding:
Basic	319,210	319,921	319,990	319,563
Diluted	319,967	320,396	320,773	319,822

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 949,104	$ 2,045,961
Short-term investments	50,000	150,000
Accounts receivable, net	2,028,545	1,631,676
Inventories, net	3,461,686	2,479,958
Other current assets	335,085	198,798

Total current assets	6,824,420	6,506,393

Property, plant and equipment, net	5,093,147	5,078,650

Goodwill	2,196,058	2,052,728

Other intangible assets, net	914,646	866,835

Other assets	812,987	718,912

Total assets	$ 15,841,258	$ 15,223,518

LIABILITIES
Current liabilities:
Short-term debt	$ 52,833	$ 17,959
Long-term debt due within one year	500,000	600,000
Accounts payable	1,181,346	838,109
Salaries, wages and related accruals	516,660	428,829
Accrued expenses and other current liabilities	573,925	505,069

Total current liabilities	2,824,764	2,389,966

Long-term debt due after one year	3,242,242	3,739,141

Deferred credits and other liabilities	689,464	839,703

Total liabilities	6,756,470	6,968,810

EQUITY
Nucor stockholders' equity:
Common stock	151,960	151,734
Additional paid-in capital	2,021,339	1,974,672
Retained earnings	8,463,709	7,630,916
Accumulated other comprehensive loss,
net of income taxes	(254,681)	(317,843)
Treasury stock	(1,643,291)	(1,559,614)
Total Nucor stockholders' equity	8,739,036	7,879,865

Noncontrolling interests	345,752	374,843

Total equity	9,084,788	8,254,708

Total liabilities and equity	$ 15,841,258	$ 15,223,518

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended

	Dec. 31, 2017	Dec. 31, 2016

Operating activities:
Net earnings	$ 1,380,571	$ 900,416
Adjustments:
Depreciation	635,833	613,192
Amortization	91,228	73,862
Stock-based compensation	64,176	56,511
Deferred income taxes	(221,173)	71,455
Distributions from affiliates	49,295	40,602
Equity in earnings of unconsolidated affiliates	(41,661)	(38,757)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(329,501)	(217,736)
Inventories	(900,946)	(132,639)
Accounts payable	314,817	236,788
Federal income taxes	(107,577)	3,555
Salaries, wages and related accruals	83,625	133,544
Other operating activities	32,576	9,127

Cash provided by operating activities	1,051,263	1,749,920

Investing activities:
Capital expenditures	(448,555)	(604,840)
Investment in and advances to affiliates	(59,000)	(63,167)
Divestiture of affiliates	-	135,000
Disposition of plant and equipment	25,315	18,571
Acquisitions (net of cash acquired)	(544,041)	(474,788)
Purchases of investments	(50,000)	(650,000)
Proceeds from the sale of investments	150,000	600,000
Other investing activities	7,389	14,106

Cash used in investing activities	(918,892)	(1,025,118)

Financing activities:
Net change in short-term debt	34,872	(33,360)
Repayment of long-term debt	(600,000)	-
Issuance of common stock	11,145	15,751
Payment of tax withholdings on certain stock-based compensation	(14,408)	(12,387)
Excess tax benefits from stock-based compensation	-	2,784
Distributions to noncontrolling interests	(90,974)	(99,588)
Cash dividends	(485,321)	(481,083)
Acquisition of treasury stock	(90,304)	(5,173)
Other financing activities	(3,241)	(13,297)

Cash used in financing activities	(1,238,231)	(626,353)

Effect of exchange rate changes on cash	9,003	8,043

(Decrease) increase in cash and cash equivalents	(1,096,857)	106,492

Cash and cash equivalents - beginning of year	2,045,961	1,939,469

Cash and cash equivalents - end of year	$ 949,104	$ 2,045,961

Non-cash investing activity:
Change in accrued plant and equipment purchases and
assets acquired by capital lease arrangements	$ 58,519	$ 12,837

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas, 704-972-1841; For Media Inquiries: Katherine Miller, 704-353-9015